CERTIFICATE OF THE DESIGNATION, PREFERENCES
                            RIGHTS AND LIMITATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                               POWERED CORPORATION

     POWERED CORPORATION (hereinafter referred to as the "Corporation" or "Company"), a corporation organized and existing under the laws of the State of Texas,

     DOES HEREBY CERTIFY:

     That, the Articles of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $.001 par value per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series to be issued:

     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series A Convertible Preferred Stock, par value $.001 with a stated value of $1,000.00 per share ("Preferred Stock"), is hereby authorized and created, said series to consist of up to 30,000 shares. The Series A Convertible Preferred stock shall be issued equally to each of Jalal Alghani, Khalid Al-Sunaid and James Jeffrey. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

     1.     DIVIDENDS ON PREFERRED STOCK

          (a) The holders of Preferred Stock shall be entitled to receive out of funds legally available therefore, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the outstanding shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), (treating each share of Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Preferred Stock could be converted pursuant to the provisions of Section 2 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

          (b) Dividends in Kind. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or
               (ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

     2.     CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

          (a) At the option of each Preferred Stock holder, from time to time, and at any time until December 31, 2099, the class of Preferred Stock, in the aggregate, shall be convertible, in the aggregate, into that number of shares of common stock that is 30% of the then outstanding common stock at the time of conversion. Each share of Preferred Stock shall be convertible into common stock

               PRO RATA to its portion of the Preferred Stock class. Each holder of shares of Preferred


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               Stock may, at his option and at any time and from time to time, convert any or all such shares, plus all dividends accrued and unpaid on such Preferred Stock up to the conversion date, on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's Common Stock.

               After December 31, 2099, the aggregate number of shares that the class of Preferred Stock may be converted into shall be fixed as that number of shares of common stock that the Preferred Stock could have been converted into at 11:59 PM CST on December 31, 2099.

               The above notwithstanding, at all times, the aggregate number of shares of common stock into which the class of Preferred Stock may be converted shall not be less than 30,000,000 shares of common stock.

          (b) To exercise his conversion privilege, the holder of any shares of Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within five (5) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (c) of this
               Section 2. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the conversion terms shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

          (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock of the Corporation for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date. The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national


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               securities exchange, on the National Association of Securities
               Dealers Automated Quotations System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

          (d) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Texas, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding.

          (e) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

          (f) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (g) The Conversion terms in effect shall be subject to adjustment from time to time as follows:

               (i) Stock Splits, Dividends and Combinations. In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion terms in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at anytime combine the outstanding shares of Common Stock, the Conversion terms in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

               (ii) Non-Cash Dividends, Stock Purchase Rights, Capital
                    Reorganization and Dissolutions. In the event:

                    (A) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

                    (B) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

                    (C) if any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

                    (D) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

          (h) In case any shares of Preferred Stock shall be converted, or purchased or otherwise acquired by the Corporation, the shares so converted, purchased or acquired shall be cancelled.

     3.     VOTING

          (a) The shares of Preferred Stock shall be entitled to vote, together with the shares of the Corporation's Common Stock, on all matters presented at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the holders of the Corporation's Common Stock, upon the following basis: each holder of Preferred Stock shall be entitled to cast such number of votes for each share of Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of shares of the Corporation's Common Stock into which each of such holder's shares of Preferred Stock is convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The Preferred Stock and any other stock having voting rights shall vote together as one class.

          (b) Any amendment to this certificate of the designation, preferences, rights and limitations of the Preferred Stock shall require the vote of 75% of the then outstanding shares of Preferred Stock.

          (c) Jalal Alghani, Khalid Al-Sunaid and James Jeffrey each agree to vote all their shares of Powered stock, whether it is Common or Preferred stock, in favor of each one of them as an elected officer and/or director of Powered Corporation, in positions equal to or greater than the positions held by each of them as of January 1, 2007, so long as they own any stock in Powered Corporation.

     4.     LIQUIDATION RIGHTS

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to the stated value per share of Preferred Stock, plus accumulated and unpaid dividends thereon to the date fixed for distribution ("Liquidation Amount").

          (b) A consolidation or merger of the Corporation (in the event that the Corporation is not the surviving entity) or sale of all or substantially all of the Corporation's assets shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4. In the event of such a liquidation as contemplated by this Section 4(b), the holders of Preferred Stock shall be entitled to receive an amount equal to the greater of the Liquidation Amount or that which such holders would have received if they had converted their Preferred Stock into Common Stock immediately prior to such liquidation or winding up (without giving effect to the liquidation preference of or any dividends on any other capital stock ranking prior to the Common Stock).

          (c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock of the appraiser's valuation.

     5.     LIMITATIONS

          (a) So long as twenty-five percent (25%) of the shares of Preferred Stock are outstanding, the Corporation shall not:

               (i) create, authorize or issue shares of any class or series of stock, or any security convertible into such class or series ranking senior to or on parity with the Preferred Stock either as to payment of dividends or as distributions in the event of a liquidation, dissolution or winding up of the Corporation; or

               (ii) amend, alter or repeal any provision of the Articles of
                    Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions (including, without limitation, expanding the number of members on the Board of Directors) of the Preferred Stock; or

               (iii) declare or pay any dividend on its Common Stock if any dividends are unpaid on the Preferred Stock; or

               (iv) redeem for cash any other securities issued by the
                    Company; or

               (v) directly or indirectly, enter into any merger, consolidation or other reorganization in which the Company shall no be the surviving corporation, unless the surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under the Certificate of Designation.

          (b) The provisions of this paragraph 5 shall not in any way limit the right and power of the Corporation to issue bonds, notes, mortgages, debentures, common stock, preferred stock ranking junior to the terms of the Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

     IN WITNESS WHEREOF, Powered Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by JAMES JEFFREY, its president, and JOHN MALONE, its secretary,

This 23rd day of January, 2007.
     ----        -------

Powered Corporation

                       By:   /s/ James Jeffrey
                          -------------------------
                          JAMES JEFFREY, President

                       By:   /s/ John Malone
                          -------------------------
                          JOHN MALONE, Secretary


THE STATE OF TEXAS

COUNTY OF HARRIS

     BEFORE ME, the undersigned authority, on this day personally appeared James Jeffrey, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL of office this 23rd day of January, 2007.
                                                 ----        -------
2007.

             /S/ Huriya A. Suhir
             -------------------
             NOTARY PUBLIC  IN  AND FOR
             THE STATE OF TEXAS


My commission expires 01/28/2009
                      ----------

                                                      HURIYA A SUHIR
                                                  My Commission Expires
                                                     January 28, 2009

THE STATE OF TEXAS

COUNTY OF HARRIS

     BEFORE ME, the undersigned authority, on this day personally appeared John Malone, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL of office this 23rd day of January, 2007.
                                                 ----        -------
2007.

             /S/ Huriya A. Suhir
             -------------------
             NOTARY PUBLIC  IN  AND FOR
             THE STATE OF TEXAS


My commission expires 01/28/2009
                      ----------

                                                      HURIYA A SUHIR
                                                  My Commission Expires
                                                     January 28, 2009

Corporations Section              [GRAPHIC OMITED]                Roger Williams
P.O.Box 13697                                                 Secretary of State
Austin, Texas 78711-3697

                        OFFICE OF THE SECRETARY OF STATE

January 25, 2007


Lawyer's Aid Service, Inc.
P. O. Box 848
Austin, TX 78767 USA

RE: POWERED CORPORATION
File Number: 140992700
File Date: 01/25/2007

It has been our pleasure to file the establishment of a series of shares for the referenced entity. This letter may be used as evidence of the filing and payment of the filing fee.

If we may be of further service at any time, please let us know.

Sincerely,


Corporations Section
Statutory Filings Division
(512)463-5555


                             Come visit us on the
                                  internet at
                           http://www.sos.state.tx.us/
Phone:(512)463-5555             Fax:(512)463-5709                     TTY: 7-1-1
Prepared by: Lisa Sartin                                  Document: 158455390002